Exhibit 99.3

Sage Therapeutics Confirms Receipt of Unsolicited Nonbinding Acquisition Proposal from Biogen

No Shareholder Action Required at This Time

CAMBRIDGE, Mass., January 10, 2025 – Sage Therapeutics, Inc. (Nasdaq: SAGE) (“The Company”), today confirmed that Biogen Inc. (Nasdaq: BIIB) (“Biogen”) has submitted to the Company an unsolicited, nonbinding proposal to acquire all of the outstanding shares of Sage Therapeutics not already owned by Biogen for $7.22 per share.

Consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, the Sage Board of Directors will carefully review and evaluate the proposal made by Biogen to determine the course of action that it believes is in the best interest of the Company and all Sage shareholders.

There is no guarantee that any transaction will result from Biogen’s proposal. Sage’s shareholders do not need to take any action at this time.

About Sage Therapeutics

Sage Therapeutics (Nasdaq: SAGE) is a biopharmaceutical company committed to our mission of pioneering solutions to deliver life-changing brain health medicines, so every person can thrive. Sage developed the only two FDA-approved treatments indicated for postpartum depression and is advancing a pipeline to target unmet needs in brain health. Sage was founded in 2010 and is headquartered in Cambridge, Mass. Find out more at www.sagerx.com or engage with us on Facebook, LinkedIn, Instagram, and X.

Contacts

Investor Contact

Ashley Kaplowitz

Ashley.Kaplowitz@sagerx.com

Media Contacts

Francesca Dellelci

Francesca.Dellelci@sagerx.com

Tim Lynch / Jed Repko

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449